Exhibit 21


                   SUBSIDIARIES OF THE COMPANY
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Telecom Plus Shared Tenants Services, Inc.
Maxcell Telecom Plus, Inc.
Maxcell Telecom Plus of Rhode Island, Inc. (2)
TPI Restaurants, Inc.
Shoney's Construction, Inc. (1)
Mid-South Restaurant Distributors, Inc. (1)
Danver's International, Inc. (1)
The Insurex Agency, Inc. (1)
Insurex Benefit Administrators, Inc. (1)
TPI Commissary, Inc. (1)
TPI Entertainment, Inc.
TPI West Palm, Inc. (1)
TPI Transportation, Inc. (1)
TPI Insurance Corporation
TPI Commissary, Inc. (1)


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(1)  Wholly-owned subsidiary of TPI Restaurants, Inc.

(2)  Wholly-owned subsidiary of Maxcell Telecom Plus, Inc.